UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2006

NATIONAL TAX CREDIT INVESTORS II

(Exact name of Registrant as specified in its charter)

            California

        0-20610

  93-1017959

(State or other jurisdiction

(Commission

     (I.R.S. Employer

     of incorporation)

File Number)

  Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

National Tax Credit Investors II, a California limited partnership (the “Registrant” or “Partnership”), has a 98.9% limited partnership interest in Michigan Beach Limited Partnership, an Illinois limited partnership (“Michigan Beach”). The general partner of the Partnership is National Partnership Investments Corp. (“NAPICO”). An affiliate of NAPICO serves as the general partner of Michigan Beach and another NAPICO affiliate manages the Michigan Beach property.

Michigan Beach has an outstanding second mortgage note payable (“Loan”), which was previously held by the U.S. Department of Housing and Urban Development, and later assigned to PAMI Midatlantic, LLC, a Delaware limited liability company (“PAMI”), in December 2002. The Loan provides for semiannual payments from 50% of surplus cash through July 2031 and is secured by a second deed of trust. No payments on the Loan have been made. PAMI has reserved the right to accelerate maturity of the Loan after October 31, 2008 pursuant to the terms of the Loan. The principal balance and accrued interest of the Loan at May 31, 2006 was approximately $5,202,000.  On December 2, 2004, PAMI filed an action for foreclosure and the appointment of a receiver for the alleged failure to make surplus cash payments and provide required financial reporting.

On May 30, 2006, the Partnership entered into a Loan Sale Agreement (“Agreement”) to purchase the Loan and the related loan documents from PAMI for $4,320,000. The Agreement provides that the Partnership will be substituted in place of PAMI in the foreclosure action and then the Partnership will dismiss the foreclosure action with prejudice. The loan purchase transaction closed on May 31, 2006. The Partnership funded its purchase of the Loan through an advance from an affiliate of NAPICO of $4,320,000. The advance will bear interest at prime plus 2% (10% at May 31, 2006).

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

10

Loan Sale Agreement between PAMI Midatlantic LLC, a Delaware limited liability company and National Tax Credit Investors II,  a California limited partnership dated, May 30, 2006. *

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL TAX CREDIT INVESTORS II

By:

National Partnership Investments Corp.

General Partner

By:

/s/David R. Robertson

David R. Robertson

President and Chief Executive Officer

Date:

June 5, 2006